Exhibit 10.24

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (the "MOU") made as of this December 18, 2020 (the "Execution Date"),

BETWEEN:

Clean Energy ("Clean") and BP Products North America Inc. ("'BPPNA") (each a "Party", and together the ''Parties").

BACKGROUND:

This MOU will establish the certain terms which the parties intend to be used in a future agreement between the Parties. Contemporaneous with the execution of this MOU, Parties will execute a loan agreement (“Loan Agreement”), whereby BPPNA agrees to advance fifty million US Dollars ($50,000,000) to Clean in order to pay certain pre-formation expenses subject to Section 2(d) below. The terms contained in this MOU are not comprehensive and it is expected that additional terms may be added, and existing terms may be changed or deleted. Except as stated in the section entitled “Binding Terms,” this MOU does not create any legally binding obligations.

1. Non-Binding Terms

a. Description of Intended Transaction

The Parties currently intend to pursue a potential transaction whereby the Parties will form a joint venture (“JV”) that will engage third party developers to build and operate digester or other low carbon intensity renewable natural gas (“RNG”) production facilities (“Potential Projects”). The Parties intend to negotiate in good faith with the view to reaching agreement on establishment and operation of a limited liability company (“Holdco”), and the agreements related to build and operate Potential Projects including without limitation project level limited liability company agreements, operating agreements, RNG purchase and sale agreements, transportation agreements, leases and manure purchase agreements, and interconnect construction and operation agreements. The Parties further expect that: they will share 50/50 control of Holdco and Clean Energy will have the option to contribute up to 50% of Holdco’s capital; they will enter Holdco debt agreements and/or project level debt agreements; 100% of the RNG from Potential Projects will be provided to the vehicle fuels market pursuant to the Marketing Agreement dated effective October 1, 2018 between BPPNA and Clean Energy Renewable Fuels, LLC; and the Parties will potentially engage [*] for the initial Potential Projects (as between the Parties).

2. Binding Terms

The Parties intend the provisions of this Section 2 to be legally binding.

a. Legal Effect

Except as stated in this Section 2, this MOU does not create a binding agreement between the Parties and does not create any legally enforceable obligations. Only a definitive written agreement, duly executed by the Parties, will be enforceable. No discussions or course of conduct shall be deemed to create any partnership or other binding commitments. The terms and conditions of any definitive written agreements will supersede any terms and conditions contained in this MOU. Either Party may terminate negotiations by written notice to the other Party. The

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Parties acknowledge that additional terms will need to be resolved, and that any agreement is subject to required management approvals.

b. Disclaimers

Neither party makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information provided in connection with the JV, other than that information is provided in good faith. Any such warranties shall be made, if at all, in a definitive written agreement. Each party has acted in reliance on its own independent analysis, and neither party is an advisor or fiduciary to the other. Each party will bear its own costs with respect to negotiations concerning the Potential Transaction.

c. Governing Law and Dispute Resolution

This MOU shall be governed by the laws of the State of New York without reference to its rules on choice of law.

Any unresolved dispute arising out of or relating to this MOU, or the breach, termination or validity thereof, shall be finally settled in accordance with the American Arbitration Association (“AAA”) rules for commercial arbitration in effect on the date of this MOU. The arbitrators shall be independent and selected by AAA. If the total amount in dispute is less than One Million US Dollars ($1,000,000) there shall be a single (1) arbitrator. If the total amount in dispute is One Million US Dollars ($1,000,000) or greater, there shall be three (3) arbitrators. The award of the arbitrators shall be accompanied by a reasoned opinion. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this MOU. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. Except to the extent expressly provided herein, the arbitrators are not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party hereby irrevocably waives any damages in excess of actual damages. Either Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this MOU, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). The courts of the State of New York shall have jurisdiction to hear any action to compel arbitration or any other judicial proceedings with respect to this MOU.

d. Costs and Preformation Expenses

Each Party shall bear their own costs in connection with the JV and the Potential Projects, except (i) for Pre-Formation Expenses and (ii) as may otherwise be specified in a subsequent definitive written agreement.

The Parties intend that Clean shall manage certain reasonable pre-formation expenses for the JV incurred during the period after the date hereof and prior to the closing date for the definitive agreement(s) for the formation of the JV as defined in Exhibit A of the Loan Agreement (“Pre-Formation Expenses”). Clean shall pay for Pre-Formation Expenses using (i) the funds received from BP under the Loan Agreement (“Loan Proceeds”) to fund fifty percent (50%), representing BP’s share, and (ii) its own funds to fund the other fifty percent (50%) to fund Clean’s share. Clean shall consult with BP as provided in the Loan Agreement. The definitive JV agreements shall specify the final share of the Parties for such Pre-Formation Expenses. If the JV agreements are not executed by the date specified in the Loan Agreement, BP may require repayment of the Loan Proceeds after credit for BP’s share of Pre-Formation Expenses, as specified therein. The Parties intend that Clean shall incur the Pre-Formation Expenses on behalf of the JV. Clean agrees to ensure that all amounts spent on Pre-Formation Expenses shall comply, to a comparable level as BPPNA, with all applicable anti-bribery or anti-money laundering laws.

e. Confidentiality

The provisions of the Confidentiality Agreement between BPPNA and Clean dated August 18, 2020 shall apply to all information exchanged in connection with this MOU.

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f. Exclusivity

Clean agrees that it will not negotiate directly with [*] or other parties regarding [*] in a manner that would conflict with the proposed role of BPPNA with [*]. BPPNA agrees that it will not negotiate directly with [*] in a manner that would conflict with the proposed role of Clean. The obligations under this subsection 2.f shall last until the earlier of such date that (i) either Party notifies the other, in writing, that it is no longer interested in pursuing the Potential Transaction according to the terms of this Letter, (ii) April 30, 2022; or (iii) termination of the Loan Agreement.

g. Management Fee

Throughout the term of the Loan Agreement, a management fee equal to Two Hundred Thousand Dollars per month shall be due to Clean Energy and be paid by BPPNA to Clean Energy upon termination of the Loan Agreement.

Intending to be bound only as to the Binding Provisions, the Parties agree that this letter reflects their current understandings as of the Execution Date.

BP Products North America Inc.

By: /s/ Sean Reavis

Title: Vice President

Clean Energy

By: /s/ Barclay F. Corbus

Title: Senior Vice President, Strategic Development

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